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                            REIMBURSEMENT AGREEMENT

     THIS REIMBURSEMENT AGREEMENT is made and entered into as of the 25th day of June, 2003 by and between Apheresis Technologies Technologies Inc. ("ATI") and Vascular Sciences Corporation ("VSC").

                             W I T N E S S E T H :

     WHEREAS, ATI employs and compensates John Cornish ("Cornish") and Sue Howard ("Howard") as full-time employees; and

     WHEREAS, Cornish and Howard spend substantial amounts of their working time providing services on behalf of VSC; and

     WHEREAS, the parties desire to reduce to writing the arrangement by which VSC reimburses ATI for such services.

     NOW, THEREFORE, in consideration of the premises and the covenants contain, the parties agree as follows:

     1. Reimbursement. Subject to the limitations set forth in this Agreement, VSC will reimburse ATI for 80% of all remuneration (including without limitation salary, benefits, bonus, severance, etc.) paid by ATI to Cornish and Howard. Such reimbursement shall be payable to ATI within 7 days of receiving a summary of monthly reimburseable costs incurred by ATI for Cornish and Howard. All amounts paid to ATI hereunder shall promptly be used to pay compensation or benefits, as appropriate, to or on behalf of Cornish and Howard.

     2. Cornish. VSC's reimbursement with respect to Cornish shall be based upon an annual salary level for Cornish of $100,000 (ie. $80,000 annually reimburseable by VSC). In addition, Cornish shall be eligible to participate in a VSC bonus plan that is currently being developed. VSC shall not be obliged to reimburse ATI for any portion of a bonus paid other than in accordance with such bonus plan.

     3. Howard. VSC's reimbursement with respect to Howard shall be based upon an annual salary level for Howard of $52,500 (ie. $42,000 annually reimburseable by VSC). In addition, Howard shall be eligible for payment of up to $2,500 ($2,000 reimburseable by VSC) as part of a VSC bonus plan that is currently being developed. VSC shall not be obligated to reimburse ATI for any portion of a bonus paid other than in accordance with such bonus plan.

     4. Term; Termination. This Agreement shall be effective as of June 25, 2003, and shall continue in force for a period of three years. Notwithstanding

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the foregoing, either party may terminate this agreement on 30 days' prior written notice.

     5. Severance. In the event that VSC ceases to use the services of Cornish and/or Howard or terminates this agreement other than for cause, VSC will reimburse ATI $40,000 as severance for Cornish if Cornish's services are no longer used or the agreement is terminated and $21,000 as severance for Howard if Howard's services are no longer used or the agreement is terminated, in addition to any other amounts due hereunder as of the date of termination.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, as of the date first above written.

                                      Vascular Sciences Corporation


                                      By:  /s/ Elias Vamvakas
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                                      Apheresis Technologies Inc.


                                      By:  /s/ John Cornish
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